Exhibit 99.5

LISATA THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 17, 2026 (the “Closing Date”), Lisata Therapeutics, Inc. (the “Company” or “Lisata”) acquired Marea Therapeutics, Inc. (“Marea”) in accordance with the terms of the Agreement and Plan of Merger, dated September 17, 2026 (the “Merger Agreement”), by and among Lisata, Mariner Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Mariner Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Second Merger Sub”), and Marea. Pursuant to the Merger Agreement, First Merger Sub merged with and into Marea, with Marea surviving as a wholly owned subsidiary of the Company (the “First Merger”). Immediately thereafter, Marea merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of the Company, which was renamed Marea Therapeutics, LLC (“Marea LLC”) (the “Second Merger” and, together with the First Merger, the “Merger”).

Under the terms of the Merger Agreement, the Company issued to the stockholders of Marea:

1.
1,793,129 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which represented no more than 19.9% of the outstanding shares of Common Stock immediately prior to the Merger; and

2.	211,365.213 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).

Each outstanding and unexercised option to purchase Marea common stock, whether or not vested, was assumed by the Company and converted into an option to purchase Series C Preferred Stock (the “Replacement Options”). In addition, unvested shares of Marea common stock subject to a time-based vesting repurchase option or risk of forfeiture at the Closing Date were exchanged for shares of Series C Preferred Stock, which remain subject to the original vesting conditions (the “Replacement Restricted Shares” and, together with the Replacement Options, the “Replacement Awards”).

Upon approval of the Parent Stockholder Matters (as defined in the Merger Agreement) and the Company’s Nasdaq Listing Application, the Replacement Options become exercisable solely for Common Stock, and each Replacement Restricted Share converts into 1,000 shares of Common Stock.

Concurrently with the execution of the Merger Agreement, the Company entered into a Securities Purchase Agreement, dated September 17, 2026 (the “Purchase Agreement”), with a group of institutional investors for a private placement of 150,867.995 shares of Series C Preferred Stock at a purchase price of $1,491.37 per share (equivalent to approximately $1.49 per share of Common Stock on an as-converted basis), for aggregate gross proceeds of approximately $225.0 million (the “PIPE”). The PIPE closed on September 18, 2026.

Subject to the receipt of stockholder approval of the Parent Stockholder Matters (the “Stockholder Approval”), each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain beneficial ownership limitations established by each holder. On an as-converted, fully diluted basis following the Stockholder Approval, former Marea stockholders are expected to hold approximately 59.5% of the Company’s Common Stock, the PIPE investors approximately 38.1%, and the Company’s legacy stockholders approximately 2.4%. Following the Merger, six of the seven members of the Company’s board of directors are the Company's incumbent directors, and one director was designated by Marea.

Additionally, and as further described in Note 2 to the unaudited pro forma condensed combined financial information herein, prior to the closing of the Merger, Marea completed the recombination of M2 Therapeutics (“M2”) on September 15, 2026, and both Marea and M2 raised bridge financing of $65.0 million in the aggregate through the issuance of simple agreements for future equity (“SAFEs”, both transactions herein referred to as “Marea’s pre-closing transactions”). Marea’s pre-closing transactions were deemed to be material transactions to be reflected in the pro formas. The Marea historical financial information presented herein has been prepared on a basis that includes M2 for all periods presented. Accordingly, all references hereinafter to Marea and its historical financial information refer to the combined results of Marea and M2 for all periods presented. The unaudited pro forma balance sheet as of June 30, 2026 reflects the SAFEs as if they had occurred at that time.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 assumes that the Merger, PIPE and Marea’s pre-closing transactions (collectively, the “Transactions”) took place on June 30, 2026 and combines the Lisata and Marea historical balance sheets as of June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Transactions as if they took place on January 1, 2025 and combine the historical results of Lisata and Marea for those periods.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet are derived from and should be read in conjunction with:

•
The Company's historical consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission (the "SEC") on March 12, 2026 and amended on April 28, 2026, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as filed with the SEC on August 6, 2026;

•
The historical audited financial statements of Marea (including M2 on a combined basis, as described in Note 2) as of and for the year ended December 31, 2025, and the historical unaudited condensed financial statements of Marea as of and for the six months ended June 30, 2026, as filed with the SEC as Exhibits 99.3 and 99.4 to the Company's Current Report on Form 8-K/A filed on November 12, 2026; and

•
The Agreement and Plan of Merger, dated September 17, 2026, by and among Lisata, First Merger Sub, Second Merger Sub and Marea, as filed with the SEC as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on September 17, 2026.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Company and Marea after giving effect to the Transactions described in the accompanying notes. Subsequent to the Merger, the Company and Marea are referred to herein as the “combined company.”

This unaudited pro forma condensed combined financial information, including the notes thereto, is for informational purposes only and does not purport to indicate the financial condition or results that would have been obtained had the Transactions actually been completed on the assumed dates or for the periods presented, nor what may be realized or expected in the future. The Total Transaction Accounting Adjustments are based on the information currently available, and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. In particular, the estimated fair values of the Series C Preferred Stock and Replacement Awards, In-Process Research and Development (“IPR&D”), deferred taxes, and certain other acquired assets and assumed liabilities, as well as the resulting goodwill, remain subject to completion of the related valuations and analyses. The final acquisition accounting may differ materially from the preliminary amounts reflected herein. The unaudited pro forma condensed combined financial information does not include any management adjustments related to the realization of any costs (or cost savings) from operating efficiencies or synergies. The unaudited pro forma condensed combined financial information is subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated. See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
 (in thousands)
	Historical Lisata	Historical Marea	Transaction Accounting Adjustment - SAFE		As Adjusted Marea	Transaction Accounting Adjustments - PIPE and Merger		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$10,443	$31,045	$64,719	A	$95,764	$212,062	B	$318,269
Prepaid expenses and other current assets	570	1,552			1,552	-		2,122
Total current assets	11,013	32,597	64,719		97,316	212,062		320,391
Property and equipment	14	178			178	-		192
Intangible assets	-	-			-	292,900	C	292,900
Goodwill	-	-			-	44,863	D	44,863
Operating lease right-of-use assets	-	2,098			2,098	185	E	2,283
Restricted cash	-	75			75	-		75
Other assets	-	665			665	-		665
Total assets	$11,027	$35,613	$64,719		$100,332	$550,010		$661,369
Current liabilities:
Accounts payable	836	6,689			6,689	-		7,525
Accrued compensation	-	1,732			1,732	-		1,732
Accrued expenses and other current liabilities	2,151	8,051			8,051	5,712	F	15,914
Current portion of operating lease liabilities	-	867			867	-		867
SAFE liability	-	-	65,000	A	65,000	(65,000)	G	-
Total current liabilities	2,987	17,339	65,000		82,339	(59,288)		26,038
Operating lease liabilities, less current portion	-	1,416			1,416	-		1,416
Other long-term liabilities	50	154			154	-		204
Research and development tax incentives reserve	-	1,973			1,973	-		1,973
Deferred tax liability					-	32,697	H	32,697
Total liabilities	3,037	20,882	65,000		85,882	(26,591)		62,328
Commitments and contingencies
Series A convertible preferred stock	-	30,319			30,319	(30,319)	I	-
Series B convertible preferred stock	-	159,923			159,923	(159,923)	I	-
Series C non-voting convertible preferred stock and related awards	-	-			-	583,997	I	583,997
Stockholders’ equity (deficit):
Common Stock	9	-			-	2	J	11
Treasury stock	(708)	-			-	-		(708)
Additional paid-in capital	581,030	18,145			18,145	(12,286)	J	586,889
Accumulated deficit	(572,070)	(193,548)	(281)	A	(193,829)	195,022	J	(570,877)
Accumulated other comprehensive loss	(17)	(108)			(108)	108	J	(17)
Total stockholders’ equity (deficit)	8,244	(175,511)	(281)		(175,792)	182,846		15,298
Non-controlling interests	(254)	-				-		(254)
Total liabilities and stockholders’ equity (deficit)	$11,027	$35,613	$64,719		$100,332	$550,010		$661,369

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except per share amounts)

	Historical Lisata	Historical Marea	Transaction Accounting Adjustments	Notes	Combined Pro Forma
Revenue	$170	$-	-		$170
Operating expenses:
General and administrative	10,430	11,839	6,919	AA	29,188
Research and development	7,949	54,264	3,631	BB	65,844
Total operating expenses	18,379	66,103	10,550		95,032

Loss from operations	(18,209)	(66,103)	(10,550)		(94,862)

Interest and other income	806	3,608	-		4,414
Other income (expense), net	(145)	(127)	-		(272)
Total other income, net	661	3,481	-		4,142

Net loss before provision for income taxes	(17,548)	(62,622)	(10,550)		(90,720)
Benefit from income taxes	(962)	-	(27,692)	CC	(28,654)
Net loss and comprehensive loss	$(16,586)	$(62,622)	17,142		$(62,066)

Basic and diluted earnings per share (1)
Net loss per share - basic and diluted	$(1.91)				$(5.92)
Weighted average shares outstanding- basic and diluted	8,687				10,480

(1)	See Note 6 for further detail on the combined company’s pro forma basic and diluted net loss per share and weighted average shares outstanding for the year ended December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in thousands, except per share amounts)

	Historical Lisata	Historical Marea	Transaction Accounting Adjustments	Notes	Combined Pro Forma
Operating expenses:
General and administrative	$7,146	$6,846	2,133	DD	$16,125
Research and development	1,787	46,171	1,406	DD	49,364
Total operating expenses	8,933	53,017	3,539		65,489

Loss from operations	(8,933)	(53,017)	(3,539)		(65,489)

Interest and other income	199	897	-		1,096
Other income (expense), net	929	(38)	-		891
Total other income, net	1,128	859	-		1,987

Net loss before provision for income taxes	(7,805)	(52,158)	(3,539)		(63,502)
Benefit from income taxes	(387)	-	(13,335)	CC	(13,722)
Net loss and comprehensive loss	$(7,418)	$(52,158)	9,796		$(49,780)

Basic and diluted earnings per share (1)
Net loss per share - basic and diluted	$(0.82)				$(4.59)
Weighted average shares outstanding- basic and diluted	9,056				10,849

(1)	See Note 6 for further detail on the combined company’s pro forma basic and diluted net loss per share and weighted average shares outstanding for the six months ended June 30, 2026.

LISATA THERAPEUTICS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation
Description of the Merger and PIPE

On September 17, 2026, the Company acquired Marea through the Merger. Upon consummation of the Merger, the Company issued to the stockholders of Marea an aggregate of 1,793,129 shares of Common Stock and 211,365.213 shares of Series C Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock, subject to stockholder approval of the Parent Stockholder Matters and beneficial ownership limitations. Pursuant to the terms of the Merger Agreement, each option to purchase Marea common stock was converted into an option to purchase Series C Preferred Stock, and each unvested share of Marea common stock was exchanged for an unvested share of Series C Preferred Stock. Upon the approval of the Parent Stockholder Matters and the Nasdaq Listing Application, the shares underlying the options and unvested shares will be issuable for the Company’s common stock.

On September 17, 2026, the Company entered into the Purchase Agreement with new and returning investors, pursuant to which the Company agreed to sell an aggregate of 150,867.995 shares of Series C Preferred Stock for an aggregate cash purchase price of $225.0 million. Each share of Series C Preferred Stock is convertible into 1,000 shares of Common Stock, subject to stockholder approval of the Parent Stockholder Matters and beneficial ownership limitations. The closing of the PIPE occurred on September 18, 2026.

Series C Preferred Stock

Each share of Series C Preferred Stock is non-voting and, subject to Stockholder Approval, will automatically convert into 1,000 shares of Common Stock, subject to beneficial ownership limitations established by each holder. If the Stockholder Approval is not obtained at the stockholders’ meeting held for that purpose, the Company is required under the Purchase Agreement to use its reasonable best efforts to obtain it as soon as practicable thereafter, including by submitting the matter to its stockholders at least once every six months until the Stockholder Approval is obtained. Until the Stockholder Approval is obtained, the Series C Preferred Stock remains outstanding as preferred stock, the Replacement Options remain exercisable for Series C Preferred Stock, and the Replacement Restricted Shares remain outstanding as unvested shares of Series C Preferred Stock.

At the earlier of the Stockholder Approval or six months after the initial issuance date, a Series C Preferred Stockholder may deliver a notice of conversion. If the Company fails to timely deliver the shares of Common Stock issuable upon conversion, the converting holder may require the Company to pay cash in an amount equal to the fair value of the undelivered shares (the “Cash Settlement Right”).

Because the Cash Settlement Right is exercisable at the option of the holder upon an event that is not solely within the Company’s control, the Series C Preferred Stock is classified as mezzanine equity until the Cash Settlement Right no longer exists (for example, following the Stockholder Approval). The 150,867.995 shares of Series C Preferred Stock issued for the PIPE are recorded at the cash proceeds received, net of issuance costs. The 211,365.213 shares of Series C Preferred Stock issued as Merger consideration include 3,742.897 shares that were issued for certain Replacement Awards (specifically, Marea restricted shares and restricted stock awards). The fair value of Replacement Awards attributed to pre-combination services was determined to be $13.4 million and was included in the Merger consideration. The intrinsic value of the vested Replacement Awards is recorded to mezzanine equity of $10.7 million, and the remainder to additional paid-in capital of $2.7 million. The intrinsic value of the vested Replacement Awards represents the amount subject to the Cash Settlement Right. At each reporting date, the Company will assess whether it is probable that the shares of Series C Preferred Stock will become redeemable and, if so, will adjust its carrying amount to the redemption amount. When the Cash Settlement Right no longer exists, the amounts classified in mezzanine equity will be reclassed to additional paid-in capital. The remaining 207,622.316 shares of Series C Preferred Stock were recorded at fair value of $1,740 per share and the entirety of the balance was recorded to mezzanine equity.

Basis of Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of June 30, 2026 was prepared using the historical condensed balance sheets of the Company and Marea as of June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 were prepared using the historical statements of operations of the Company and Marea for those periods and give effect to the Transactions as if they occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The Company accounted for the Merger as a business combination under ASC Topic 805, Business Combinations (“ASC 805”). The Company is the accounting acquirer and Marea is the accounting acquiree. The Company concluded that Marea meets the definition of a business: the concentration screen in ASC 805-10-55-5A is not met, and Marea has inputs (including its in-process research and development, related licenses, patents and know-how, clinical data and regulatory filings) and a substantive process (an organized workforce with the skills and experience to perform clinical development, which is critical to converting the in-process research and development into outputs).

The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary is always the accounting acquirer (ASC 805-10-25-5). Marea LLC, the surviving legal entity of the Merger, was determined to be a variable interest entity (“VIE”) because its total equity investment at risk is not sufficient to finance its activities, principally the continued clinical development of its programs, without additional subordinated financial support, and no cash was raised at Marea LLC through the terms of the Merger. Upon closing, the Company obtained 100% of the membership interests of Marea LLC, which represents a variable interest that absorbs expected losses and is entitled to residual returns. The Company also has the power to direct the activities that most significantly impact Marea LLC's economic performance and is therefore the primary beneficiary of the VIE. Because the legal entity acquired is a VIE and a business, the initial consolidation is accounted for as a business combination under ASC 810-10-30-2.

Following the closing of the Merger, the combined company is in the process of completing the valuations and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing of the Merger. The assets and liabilities of Marea and other pro forma adjustments have been measured based on various preliminary estimates using assumptions the Company believes are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company's future results of operations and financial position. The provisional amounts reflected in the unaudited pro forma condensed combined financial information include, among other items, the estimated fair values of the Series C Preferred Stock and Replacement Awards, IPR&D, deferred taxes and certain other assets and liabilities, as well as the resulting goodwill.

The unaudited pro forma condensed combined financial information does not include the impact of any cost or other operating synergies that may result from the Merger.

To the extent there are significant changes to the business of the combined company following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to change as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes, including the estimates of fair value of Marea's assets and liabilities.

Note 2. Marea’s Pre-Closing Transactions
Recombination of M2 Therapeutics

In November 2025, Marea contributed its MAR002 program to M2 Therapeutics, Inc. (“M2”) and distributed M2’s equity to Marea's stockholders. M2 had no employees or premises of its own and operated under a Transition Services Agreement with Marea. Prior to the closing of the Merger, on September 15, 2026, Marea reacquired M2 by reverse triangular merger, and M2 was then merged into a wholly owned limited liability company subsidiary of Marea, now M2 Therapeutics, LLC (the “Pre-Closing Recombination”). The Pre-Closing Recombination was recorded at carrying value, and did not change the combined balances. The Marea historical financial information presented herein includes M2 for all periods presented. M2 was consolidated by Marea until the November 2025 distribution and has been presented on a combined basis with Marea through the pro forma balance sheet date.

SAFEs

In August and September 2026, under a SAFE purchase agreement dated August 17, 2026, Marea and M2 raised bridge financing of $65.0 million in the aggregate, which were classified as liabilities upon initial recognition. Immediately prior to the closing of the Merger, the SAFEs were automatically converted into shares of Marea common stock at $1.45 per share, and were exchanged in the Merger on the same basis as all other Marea common stock, such that the holders of the shares issued upon conversion of the SAFEs received Common Stock and/or Series C Preferred Stock in the same manner as other holders of Marea common stock. Because the SAFEs were funded after June 30, 2026, the unaudited pro forma condensed combined balance sheet includes an adjustment to reflect the receipt of the proceeds. See Note 5(A).

Note 3. Accounting Policies

During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the Company and Marea. Following the Merger, management will conduct a final review of the Company’s accounting policies to determine whether differences in accounting policies require adjustment or reclassification of Marea’s results of operations or reclassification of Marea’s assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 4. Estimated Merger Consideration and Preliminary Purchase Price Allocation

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $377.8 million, which consists of the following (in thousands, except share and per share data):

Amount
Shares of common stock issued to Marea stockholders	1,793,129
Multiplied by the closing price per share of Common Stock on September 17, 2026 (1)	$1.74
Estimated fair value of Common Stock issued	$3,120
Series C Preferred Stock issued to Marea stockholders (excluding portion for Replacement Awards)	207,622.316
Multiplied by the estimated fair value per share of Series C Preferred Stock (2)	$1,740
Estimated fair value of Series C Preferred Stock issued	$361,263
Estimated Replacement Awards attributable to pre-combination service (3)	$13,413
Estimated purchase price	$377,796

1.	Reflects the closing price per share of Common Stock on September 17, 2026, the closing date of the Merger.
2.	The liquidation preference on the preferred stock was assessed to be de minimis in value and therefore assessed to be economically equivalent to 1,000 shares of Common Stock.
3.
Represents the portion of the acquisition date fair value of the Replacement Awards attributable to pre-combination service. The acquisition date fair value of the Replacement Awards were fair valued using the black-scholes option pricing model and the Monte Carlo simulation model.

The following table sets forth the preliminary purchase price allocation to net assets acquired and liabilities assumed based on a preliminary estimate of the fair values, as if the Merger had been completed on June 30, 2026 (in thousands):

As of June 30, 2026
Assets:
Cash and cash equivalents	$95,764
Prepaid expenses and other current assets	1,552
Property and equipment	178
Operating lease right-of-use assets	2,283
In-process research and development (“IPR&D”) (4)	292,900
Other assets	665
Restricted cash	75
Estimated total assets acquired	393,417
Liabilities:
Accounts payable	6,689
Accrued liabilities and other current liabilities	12,191
Accrued compensation	1,732
Operating lease liabilities	2,283
Research and development tax incentives reserve	1,973
Other long-term liabilities	154
Deferred tax liability	35,462
Estimated total liabilities assumed	60,484
Estimated total net assets acquired	$332,933
Estimated purchase consideration	$377,796
Estimated Goodwill	$44,863

4.
Represents the estimated fair value of Marea's IPR&D, including the MAR001 (including its half-life extended version, MAR005), MAR002 and MAR003 programs, which are determined with the assistance of a third-party valuation specialist. IPR&D is recognized as an indefinite-lived intangible asset until completion or abandonment of the related research and development efforts. The assembled workforce is not recognized separately from goodwill.

The Merger Agreement does not provide for any contingent consideration. In accordance with ASC 805, transaction costs, including legal, accounting and other professional fees, are expensed as incurred. Such amounts have not been included in the determination of the estimated purchase price. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet. The final purchase price allocation will be determined when the combined company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include material changes in allocations to IPR&D, property and equipment, and goodwill, as well as changes to other assets and liabilities.

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The transaction accounting adjustments described below are based on the provisional acquisition accounting described in Note 4 and will be updated, as necessary, upon completion of the related valuations and analyses.

Adjustments to the Unaudited Pro Forma Combined Balance Sheet

A.
Reflects the recording of (i) proceeds from the issuance of SAFEs of $65.0 million, net of issuance costs of $0.3 million, (ii) the corresponding SAFE liability at fair value of $65.0 million, and (iii) the charge to Marea historical expense for SAFE issuance costs. See below for reconciliation of net SAFE proceeds (in thousands):

Gross proceeds from SAFEs	$65,000
Issuance costs	(281)
Net proceeds	$64,719

B.	Reflects the recording of net proceeds from the issuance of the PIPE (in thousands):

Gross proceeds from the PIPE	$225,000
PIPE issuance costs	(12,938)
Net proceeds	$212,062

C.
Reflects the recording of the fair value of intangible assets acquired comprising of in-process research and development for Marea’s development programs, MAR001/005, MAR002 and MAR003. Breakout of fair values are reflected in the table below (in thousands):

MAR001/005	$239,600
MAR002	46,680
MAR003	6,620
$292,900

D.
The preliminary goodwill adjustment of $44.9 million represents the excess of estimated aggregate merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

E.	Reflects the adjustment to record the operating lease right-of-use asset at the same amount as the operating lease liability. The operating lease was determined to be at market at Closing Date.

F.
Reflects the accrual of transaction costs related to the Merger, comprising (i) the Company’s transaction costs, which are charged to accumulated deficit, and (ii) Marea’s transaction costs, which are incremental liabilities of Marea assumed by the Company in the Merger, are included in the preliminary purchase price allocation (see Note 4) and are not expensed by the Company (in thousands):

Lisata Merger transaction costs	$1,572
Marea Merger transaction costs	4,140
$5,712

Lisata’s Merger transaction costs are charged to accumulated deficit and reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 (see Note 5(AA)), as the accounting acquirer’s expenses are recognized by the combined company. Marea’s transaction costs were incurred primarily for the benefit of Marea’s pre-closing stockholders and are not post-combination expenses of the combined company. Accordingly, Marea’s transaction costs are reflected as an increase in liabilities assumed but are excluded from the unaudited pro forma condensed combined statement of operations. Because Marea’s Merger transaction costs would be recorded in Marea’s historical accumulated deficit, which is eliminated together with the rest of Marea’s historical equity under the acquisition method of accounting, they are not presented as a separate adjustment in Note 5(J) and have no net effect on pro forma equity.

G.
Reflects the conversion of the SAFEs into Marea common stock immediately prior to the Merger at their carrying value amount of $65.0 million. For purposes of the unaudited pro forma condensed combined financial information, the SAFEs are assumed to have been issued and converted on the same date. SAFE issuance costs of $0.3 million are charged to Marea’s historical equity in Note 5(A).

H.
Reflects a net deferred tax liability adjustment of $32.7 million, consisting of $35.5 million related to the acquired intangible assets in the Merger, partially offset by a nonrecurring $2.8 million release of the Company’s preexisting deferred tax asset valuation allowance.

I.
Reflects (i) the elimination of Marea's adjusted historical preferred stock balances, (ii) issuance of 211,365.213 shares of Series C Preferred Stock to Marea's stockholders, (iii) exchange of Marea's stock options and unvested shares for the Company’s Replacement Awards, and (iv) issuance of 150,867.995 Series C Preferred Stock for PIPE, net of issuance costs (in thousands):

	Series A convertible preferred stock	Series B convertible preferred stock	Series C non-voting convertible preferred stock and related awards
Elimination of Marea's historical equity balances as of June 30, 2026	$(30,319)	$(159,923)	$-
Issuance of Series C Preferred Stock to Marea's stockholders	-	-	361,263
Exchange of Marea stock options and unvested shares for the Company's Replacement Awards subject to redemption under the Cash Settlement Right	-	-	10,672
Issuance of Series C Preferred Stock for PIPE, net of issuance costs	-	-	212,062
Pro forma adjustment	$(30,319)	$(159,923)	$583,997

J.
Reflects the recording of the (i) elimination of Marea's adjusted historical equity balances, (ii) issuance of 1,793,129 shares of the Company’s Common Stock, (iii) exchange of Marea's stock options and unvested shares for the Company’s Replacement Awards not subject to redemption under the Cash Settlement Right, and (iv) accrual of the Company's Merger transaction costs (in thousands):

	Common stock - par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss
Elimination of Marea's adjusted historical equity balances as of June 30, 2026 (1)	$-	$(18,145)	$193,829	$108
Issuance of Common Stock to Marea's stockholders	2	3,118	-	-
Exchange of Marea stock options and unvested shares for the Company's Replacement Awards	-	2,741	-	-
Accrual of the Company's Merger transaction costs	-	-	(1,572)	-
Partial release of the valuation allowance on the Company’s deferred tax assets (2)			2,765
Pro forma adjustment	$2	$(12,286)	$195,022	$108

(1)
Marea's adjusted historical accumulated deficit balance as of June 30, 2026 does not include the accrual of Marea Merger transaction costs, as those costs are eliminated as a result of acquisition accounting. Because Marea is the accounting acquiree, these costs are not expensed by the combined company. The accrual is eliminated together with the remainder of Marea’s historical accumulated deficit, and the related liability is reflected in the preliminary purchase price allocation (see Note 4).

(2)
Represents the partial release of a portion of the valuation allowance related to the Company’s preexisting deferred tax assets due to the recognition of deferred income tax liabilities associated with the acquired intangible assets related to the Merger. The Company has determined that the deferred income tax liabilities recognized provide sufficient taxable income to realize a portion of the Company’s preexisting deferred tax assets. The income tax benefit adjustment related to the reduction of the valuation allowance is nonrecurring.

Adjustments to the Unaudited Pro Forma Combined Statement of Operations

AA.
 Represents transaction-related costs and incremental stock-based compensation expense for the Replacement Awards attributable to post-combination services associated with the Merger that are reflected within general and administrative expense for the year ended December 31, 2025. The Company’s transaction costs are non-recurring and are not expected to recur beyond 12 months after the Merger. These amounts are summarized as follows (in thousands):

Lisata transaction costs to be incurred after June 30, 2026	$1,572
Incremental stock-based compensation expense for Replacement Awards attributable to post combination services for the year ended December 31, 2025(1)	5,347
$6,919

(1)	Incremental stock-based compensation recorded to general and administrative expense is derived as follows (in thousands):

Stock-based compensation expense for the Replacement Awards attributable to post combination services for the year ended December 31, 2025	$7,293
Historical Marea stock-based compensation recorded to general and administrative expenses for the year ended December 31, 2025	(1,946)
$5,347

BB.
Represents incremental compensation expense for the Replacement Awards calculated using the acquisition date fair value of the Replacement Awards, attributable to post-combination services with the Merger that are reflected within research and development expenses for the year ended December 31, 2025. This adjustment uses the same methodology as adjustment AA, with the expense recognized in research and development rather than general and administrative expense.

Incremental stock-based compensation recorded to research and development expense is derived as follows (in thousands):

Stock-based compensation expense for the Replacement Awards attributable to post combination services for the year ended December 31, 2025	$4,977
Historical Marea stock-based compensation recorded to research and development expenses for the year ended December 31, 2025	(1,346)
$3,631

CC.
Represents the partial release of a portion of the valuation allowance related to the Company’s preexisting deferred tax assets due to the recognition of deferred income tax liabilities associated with the acquired intangible assets related to the Merger. The Company has determined that the deferred income tax liabilities recognized provide sufficient taxable income to realize a portion of the Company’s preexisting deferred tax assets.

DD.
Represents incremental pro forma compensation expense for the Replacement Awards calculated using the acquisition date fair value of the Replacement Awards, attributable to post-combination services with the Merger, for the six months ended June 30, 2026 (in thousands):

General and administrative (1)	$2,133
Research and development (2)	1,406
$3,539

(1)	Incremental stock-based compensation expense recorded to general and administrative expense for the period is derived as follows (in thousands):

Stock-based compensation expense for the Replacement Awards attributable to post combination services for the six months ended June 30, 2026 recorded to general and administrative expense	$3,109
Historical Marea stock-based compensation recorded to general and administrative expense for the six months ended June 30, 2026	(976)
$2,133

(2)	Incremental stock-based compensation expense recorded to research and development expense for the period is derived as follows (in thousands):

Stock-based compensation expense for the Replacement Awards attributable to post combination services for the six months ended June 30, 2026 recorded to research and development	$2,122
Historical Marea stock-based compensation recorded to research and development expense for the six months ended June 30, 2026	(716)
$1,406

Note 6. Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the PIPE, assuming the shares were outstanding since January 1, 2025. As the Merger and the PIPE are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Merger and the PIPE have been outstanding for the entire periods presented.

The Series C Preferred Stock is a participating security. The Company applies the two-class method to allocate undistributed earnings between Common Stock and the Series C Preferred Stock. Because the Series C Preferred Stock does not have a contractual obligation to share in losses, no net loss is allocated to the Series C Preferred Stock, and the as-converted shares are excluded from the weighted average shares outstanding used to compute basic and diluted net loss per share.

The computation of the pro forma basic and diluted net loss per share during the six months ended June 30, 2026 and the year ended December 31, 2025 is as follows (in thousands, except per share data):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Numerator:
Pro forma net loss attributable to common stockholders	$(49,780)	$(62,066)
Denominator:
Historical weighted average shares of Lisata Common Stock outstanding	9,056	8,687
Shares of common stock issued to Marea stockholders	1,793	1,793
Weighted average shares used in computing net loss per share, basic and diluted	10,849	10,480
Net loss per share, basic and diluted	$(4.59)	$(5.92)

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes (in thousands):

	As of June 30, 2026	As of December 31, 2025
Series C Preferred Stock, as converted	362,233	362,233
Shares subject to Lisata options and restricted stock units	1,721	1,828
Shares subject to Lisata warrants	367	1,277
Shares subject to Lisata Replacement Options, as converted	22,801	22,801
Total	387,122	388,139